THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITUES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

ORDINARY SHARES PURCHASE WARRANT

rosetta genomics ltd.

Warrant Shares:	Initial Exercise Date: January 26, 2012

THIS ORDINARY SHARES PURCHASE WARRANT (the “Warrant”) is being issued pursuant to that certain engagement letter, dated January 2, 2012, by and between Rosetta Genomics Ltd., a company organized under the laws of the State of Israel (the “Company”), and Aegis Capital Corp., and certifies that, for value received,                                or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the fifth year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from the Company, up to                 Ordinary Shares (as subject to adjustment hereunder, the “Warrant Shares”). The “Exercise Price” of one Ordinary Share under this Warrant shall be equal to $0.1038.

1.	Exercise of Warrant

1.1	Exercise for Cash. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by (i) a written notice of exercise and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available funds.

1.2	Cashless Exercise. Only if there is no effective registration statement covering the resale of the Warrant Shares issuable hereunder, in lieu of payment of the Exercise Price as set forth above in Section 1.1, this Warrant may also be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Fair Market Value of an Ordinary Share on the Trading Day immediately preceding the date of receipt by the Company of the written notice of exercise;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled.

For purposes of this Section 1.2, “Fair Market Value” of an Ordinary Share on any Trading Day shall be deemed to be:

(i)	if the Ordinary Shares are listed on a national securities exchange or traded in the over-the-counter market, and sales prices are regularly reported, the closing or last sale price of the Ordinary Shares for such Trading Day; and

(ii)	if the Ordinary Shares are not traded on a national securities exchange but are traded on the over-the-counter market, if sales prices are not regularly reported, and if bid and asked prices are regularly reported, the mean between the bid and the asked price at the close of trading in the over-the-counter market for such Trading Day.

(iii)	if clauses (i) and (ii) above are not applicable, the Board of Directors of the Company shall determine Fair Market Value in its reasonable good faith judgment

For purposes of this Warrant, “Trading Day” shall mean a day on which the principal securities exchange on which the Ordinary Shares are listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, but is traded on the over-the-counter market, a day on which such over-the-counter market is open for the transaction of business.

1.3	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

1.4	Issuance of the Warrant Shares. Upon presentation of the notice of exercise, surrender of this Warrant, and, if applicable, payment of the Exercise Price pursuant to Section 1.1, the Company shall issue promptly to the Holder the shares to which the Holder is entitled thereto. Upon receipt by the Company of the notice of exercise (and the Exercise Price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of this Warrant and/or any shares hereunder and the preparation and delivery of share certificates pursuant hereto, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Shares by the Holder.

2.	Reservation of Shares; Preservation of Rights of Holder

The Company hereby agrees that it will maintain and reserve, free from preemptive rights, such number of authorized but unissued Ordinary Shares so that this Warrant may be exercised without additional authorization of Ordinary Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by articles of association amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, or the provisions contained in the Company's relating to the rights of the holders of the Warrant Shares.

3.	Exchange or Loss of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen destroyed or mutilated shall be at any time enforceable by anyone.

4.	Adjustment

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the type of securities constituting the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the type of securities constituting the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.2	Adjustment for Reclassification, Exchange and Substitution. If the type of securities constituting the Warrant Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Ordinary Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

4.3	Reorganization. If at any time from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.

4.4	Adjustment of Exercise Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

4.5	Notice. Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Section 4 hereof, the Company shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

5.	Notice

Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Section 4 hereof, the Company shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

6.	Rights of the Holder

This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof.

7.	Successors and Assigns

Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.

8.	Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth below at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications is as follows:

If to the Holder:	Aegis Capital Corp.

810 7th Avenue – 11th Floor

New York, NY 10019

Fax: 212-813-1048

If to Company:	Rosetta Genomics Ltd.

10 Plaut St.

Rehovot, Israel 76706

Attn: General Counsel

Fax: +972-73-222-0701

With a copy to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Brian P. Keane

Fax: 617-542-2241

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

9.	Amendment

This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

10.	Entire Agreement

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

11.	Fractional Shares

No fractional shares shall be issued upon exercise of the Warrant and the number of Warrant Shares to be issued shall be rounded to the nearest whole share.

Rosetta Genomics Ltd.

By:________________________
Name: Kenneth A. Berlin
Title: President and Chief Executive Officer

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